[Troy-Ikoda Limited letterhead]






                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


         We hereby consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-8 of FX Energy, Inc. (the "Company") of my report as of February 25, 2005. I also consent to the reference to me under the headings "Experts" respecting such reports in such prospectus.

Troy-Ikoda Limited

/s/ Francis Boundy

Francis Boundy
Director
13 September 2005